LOAN AGREEMENT

This Loan Agreement is made and entered into by and between Z.B., N.A., doing business as Zions First National Bank, a national association, as Lender, LifeVantage Corporation, a Colorado corporation, and Lifeline Nutraceuticals Corporation, a Colorado corporation, as Borrower.
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Definitions
Terms defined in the singular shall have the same meaning when used in the plural and vice versa. As used herein, the term:
1.1    “Advance” means a loan disbursement by Lender to Borrower as described in Section 2.1of this Loan Agreement.
1.2    “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the Board of Directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
1.3    “Banking Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of Utah are authorized or required to close.
1.4    “Borrower” means LifeVantage Corporation, organized and existing under the laws of the State of Colorado, its successors, and, if permitted, assigns; and Lifeline Nutraceuticals Corporation, organized and existing under the laws of the State of Colorado, its successors, and, if permitted, assigns.
1.5     “COF Rate” means the interest rate determined by Lender, in its sole discretion, from time to time, to be its cost of funds, as such rate may change from time to time.
1.6    “Capital Expenditure” means all amounts paid by Borrower in connection with the purchase of plant, machinery or equipment (including vehicles) or other similar expenditures (including leases of any of the foregoing) which, in accordance with GAAP, would be required to be capitalized and shown on the balance sheet of Borrower, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (1) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (1) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.
1.7    “Change of Control” means each occurrence of any of the following:

(a)    the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) of beneficial ownership of more than 25% of the aggregate outstanding voting or economic power of the Equity Interests of LifeVantage Corporation (or its direct or indirect ultimate parent holding company); or
(b)    the Borrower shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 100% of the aggregate voting or economic power of the Equity Interests of each of its Subsidiaries (other than in connection (i) with any transaction permitted pursuant to Section 6.9), free and clear of all Liens (other than Permitted Encumbrances) and (ii) with respect to foreign Subsidiaries, Equity Interests that are required to be owned by an entity or person other than the Borrower or a Subsidiary I accordance with the local law of such foreign Subsidiary).
1.8    “Collateral” shall have the meaning set forth in Section 3, of this Loan Agreement.
1.9    “Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations issued, undertaken or assumed by such Person as the deferred purchase price of property or services (other than (i) trade payables and current operating liabilities not for borrowed money, entered into in the ordinary course of business on ordinary terms that are not more than one hundred twenty (120) days past due, unless contested in good faith and by appropriate proceedings and (ii) any obligations of such Person under any of its existing employee bonus or deferred compensation plans); (c) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations of such Person with respect to capital leases; (f) all guaranties of such Person of any indebtedness of another Person; (g) net mark-to-market exposure of such Person under interest rate swap, cap, collar, foreign exchange, or similar hedging arrangements; and (h) the sale, with recourse, of any of such Person’s accounts.
1.10    “Dollars” and the sign “$” mean lawful money of the United States.
1.11    “EBITDA” means net income (excluding extraordinary gains or losses realized other than in the normal course of business) plus (i) income tax expense, plus (ii) interest expense, plus (iii) other income (expense), net (consisting of non-cash currency gains / (losses) related to currency remeasurements of indebtedness and currency hedges), plus (iv) depreciation expense, plus (v) amortization expense, plus (vi) non-cash stock compensation expense, plus (vii) other non-recurring expenses as reasonably approved by the Lender, in each case determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP.
1.12    “Effective Date” means March 30, 2016.
1.13    “Environmental Condition” means any condition involving or relating to the Release of Hazardous Materials affecting the Real Property, whether or not yet discovered, which could or does result in any material damage, loss, cost, expense, claim, demand, order, or liability to or against Borrower or Lender by any third party (including, without limitation, any government entity).
1.14    “Environmental Health and Safety Law” means any federal, state or local law, statute or regulation that requires or relates to the use, generation, storage, transportation, treatment, sale, transfer, Release or cleanup of Hazardous Materials.
1.15    “Equity Interest” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other equity interest or equity participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
1.16    “Event of Default” is defined in Section 8.1, of this Loan Agreement.
1.17    “Facility 1 Loan Commitment” means the obligation of Lender to make a revolving loan in an amount not to exceed Two Million Dollars ($2,000,000), as such amount may be reduced in accordance with Section 2.9 hereof.
1.18    “Facility 1 Note” is defined in Section 2.7 of this Loan Agreement.
1.19    “Facility 2 Loan Commitment” means the obligation of Lender to make a term loan in an amount equal to Ten Million Dollars ($10,000,000).
1.20    “Facility 2 Note” is defined in Section 2.7 of this Loan Agreement.
1.21    “Fiscal Year” means the Fiscal Year of Borrower which period shall be the 12-month period ending on June 30 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2016”) refer to the Fiscal Year ending on June 30 of such calendar year.
1.22    “Fiscal Quarter” means a fiscal quarter of a Fiscal Year.
1.23    "Fixed Charge Coverage Ratio" shall be determined for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP and shall mean, with respect to any twelve-month period, the ratio of (i) EBITDA for such period minus cash taxes, minus unfinanced Capital Expenditures, minus dividends or distributions paid in cash by the Borrower to its equity interest holders respectively, over (ii) current portion long term debt and interest expense.
1.24    “GAAP” means GAAP set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

1.25    “Hazardous Materials” means (a) “hazardous waste” as defined by the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), including any future amendments thereto, and regulations promulgated thereunder, and as the term may be defined by any contemporary state counterpart to such act; (b) “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), including any future amendments thereto, and regulations promulgated thereunder, and as the term may be defined by any contemporary state counterpart of such act; (c) friable asbestos; (d) polychlorinated biphenyls; (e) underground or above ground storage tanks, whether empty or filled or partially filled with any Hazardous Materials; (f) any substance the presence of which is or becomes listed, regulated or prohibited by any Environmental Health and Safety Law; and (g) any substance which under any Environmental Health and Safety Law requires special handling or notification in its collection, storage, treatment, transportation, use or disposal.
1.26    “Insolvency Proceeding” means, without respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors (including any proceeding under the United States Bankruptcy Code) or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of such creditors.
1.27    “LIBOR Rate” means, as of any date of determination, the rate per annum quoted by Lender as Lender’s LIBOR rate based upon quotes from the London Interbank Offered Rate from the British Bankers Associates Interest Settlement Rates, as quoted on each Banking Business Day for U.S. Dollars by Bloomberg or other comparable pricing services selected by Lender. This definition of Lender’s LIBOR Rate is to be strictly interpreted and is not intended to serve any purpose other than providing an index to determine interest rates hereunder. Lender's LIBOR Rate may not necessarily be the same as the quoted offer side in the Eurodollar time deposit market by any particular institution or service applicable to any interest period. It is not the lowest rate at which Lender may make loans to any of its customers, either now or in the future.
1.28    “Lender” means ZB, N.A., doing business as Zions First National Bank, a national association.
1.29    “Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, or any financing lease having substantially the same economic effect as any of the foregoing, but not including the interest of a lessor under an operating lease).
1.30    “Loan” means the Facility 1 Loan and the Facility 2 Loan.
1.31    “Loan Agreement” means this agreement, together with any exhibits, amendments, addendums, and modifications thereto.

1.32    “Loan Documents” means the Loan Agreement, Note, Security Agreement, all other agreements and documents contemplated by any of the aforesaid documents, and all amendments, modifications, addendums, and replacements thereto, whether presently existing or created in the future.
1.33    “Margin Stock” means “margin stock” as such term is defined in Regulation T, U and X of the Board of Governors of the Federal Reserve Board.
1.34    “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise), profits or prospects of Borrower and its Subsidiaries, taken as a whole; or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower of any Loan Document.
1.35    “Maturity Date” means March 30, 2019.
1.36    “Note” means the Facility 1 Note and Facility 2 Note to be executed by Borrower pursuant to Section 2.7 of this Loan Agreement, and any and all renewals, extensions, modifications, and replacements thereof.
1.37    “Obligations” means the Loans, the Note and all obligations of Borrower under the Loan Documents.
1.38    “Organizational Documents” means, in the case of a corporation, its Articles of Incorporation (or other similar documents) and By-Laws; in the case of a general partnership, its Articles of Partnership; in the case of a limited partnership, its Articles of Limited Partnership; in the case of a limited liability company, its Articles of Organization and Operating Agreement or Regulations (or other similar documents), if any; in the case of a limited liability partnership, its Articles of Limited Liability Partnership; and all amendments, modifications, and changes to any of the foregoing which are currently in effect.
1.39    “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law on October 26, 2001).
1.40    “Permitted Encumbrances”: means Liens permitted by Section 6.5 hereof.
1.41    “Person” means any natural person, corporation, partnership, limited liability company, trust, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.
1.42    “Real Property” means any and all real property or improvements thereon now or hereafter owned, leased, occupied or operated by Borrower.
1.43    “Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.
1.44    “Security Documents” means all security agreements, collateral assignments, pledge agreements and financing statements which create or evidence any security interest in personal property favor of Lender to secure any or all of the Obligations, and all amendments, modifications, addendums, and replacements, whether presently existing or created in the future.
1.45    “Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests is owned or controlled directly or indirectly by such Person, or by one or more of the Subsidiaries of such Person, or by a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of Borrower.
1.46     “Unmatured Event of Default” means any event which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.
1.47    “Zions Bank” means Z.B., N.A., doing business as Zions First National Bank, a national association.
2.    Loan Description
2.1    Commitment.
(a)    Revolving Loan. Subject to the terms and conditions of this Loan Agreement, Lender agrees to make Advances to Borrower on a revolving basis (collectively the “Facility 1 Loan”), as Borrower may request, from time to time before the Maturity Date, in amounts not to exceed, in the aggregate, at any one time outstanding, the amount of the Facility 1 Loan Commitment. Borrower may borrow, repay and reborrow Facility 1 Loan Advances from time to time before the Maturity Date in accordance with the provisions of this Loan Agreement. If, at any time prior to the Maturity Date there shall be a zero balance owing under the Facility 1 Loan, the Facility 1 Loan Commitment shall not be deemed terminated but shall remain in full force and effect for future Facility 1 Loan Advances unless terminated upon other grounds.
(b)    Term Loan. Subject to the terms and conditions of this Loan Agreement, Lender agrees to, on the Effective Date, make an Advance to Borrower on a term basis (the “Facility 2 Loan”) in an amount equal to the amount of the Facility 2 Loan Commitment. Amounts repaid under the Facility 2 Loan may not be reborrowed.
2.2    Borrowing Procedures. Borrower shall have access to the proceeds of the Loan pursuant to such procedures as shall be agreed upon by Borrower and Lender from time to time. At the election of Borrower, the Facility 1 Note may be linked to a sweep account (the “Sweep Account”) pursuant to a Sweep Account Agreement between Lender and Borrower. Borrower may unilaterally terminate the Sweep Account at any time. Except as expressly modified hereby, the terms and conditions of the Sweep Account Agreement shall remain in full force and effect. All references in the Sweep Account Agreement to the “Commercial Loan Line with Zions Bank” are amended to refer to this Loan Agreement. If such election is made, (a) Lender is authorized and directed to disburse funds under the Facility 1 Note for deposit into the Sweep Account on each Banking Business Day as needed to cover all checks and other charges against the Sweep Account; (b) disbursements shall be made up to the maximum available advance amount; (c) upon occurrence of an Event of Default or Unmatured Event of Default, Lender may, in its sole discretion, cease all disbursements under the Facility 1 Note into the Sweep Account; and (d) Lender is authorized and directed to disburse all collected funds in the Sweep Account on each Banking Business Day to Lender to be applied on the Facility 1 Note. It is acknowledged that posting of credits and debits to and from the Sweep Account are made one Banking Business Day after the transactions occur and backdated to the prior Banking Business Day.
2.3    Loan Payments
(a)    Payments on the Facility 1 Loan. Interest on the Facility 1 Loan shall be payable quarterly, in arrears, on the last day of each Fiscal Quarter commencing June 30, 2016. All unpaid principal and unpaid interest upon the Facility 1 Loan shall be paid in full on the Maturity Date.
(b)    Rest Period. Borrower agrees that, prior to the Facility 1 Maturity Date, Borrower shall reduce the outstanding balance of the Facility 1 Note to a zero $0.00 balance and shall maintain such zero $0.00 balance for a period of thirty (30) consecutive days.
(c)    Payments on the Facility 2 Loan. Payments of principal on the Facility 2 Loan in the amount of Five Hundred Thousand Dollars ($500,000) plus accrued interest upon the Facility 2 Loan shall be payable quarterly, in arrears, on the last day of each Fiscal Quarter commencing on June 30, 2016. All unpaid principal and unpaid interest upon the Facility 2 Loan shall be paid in full on the Maturity Date.
2.4    Interest. Interest on the Loan shall accrue from the date of disbursement of the principal amount or portion thereof until paid, both before and after judgment, in accordance with the terms set forth herein, and shall be computed on the basis of a three hundred sixty (360) day year.
(a)    Interest Rates.
(i)    Interest Rate on Facility 1 Loan. With respect to the Facility 1 Loan, interest shall accrue at a variable rate equal to the 30 Day LIBOR Rate (which shall be recalculated monthly on the last Banking Business Day of each month) plus 3.50%.
(ii)    Interest Rate on Facility 2 Loan. With respect to the Facility 2 Loan, interest shall accrue at a fixed rate of 4.93%.

(iii)    Suspension or Termination of LIBOR Pricing. Notwithstanding anything to the contrary herein, if Lender reasonably determines (which determination shall be conclusive absent manifest error) that quotations of interest rates are not being provided for purposes of determining the LIBOR Rate, or the LIBOR Rate does not accurately cover the cost to Lender of making or maintaining advances based on the LIBOR Rate, then Lender may give notice thereof to Borrower, whereupon until Lender notifies Borrower that the circumstances giving rise to such suspension no longer exist, then (1) interest pricing based on the LIBOR Rate shall be suspended; and (2) the COF Rate shall replace the LIBOR Rate.
Notwithstanding anything to the contrary herein, if the adoption of any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency, shall make it unlawful or impossible for the Lender to maintain balances based on the LIBOR Rate, then upon notice to Borrower by the Lender, the outstanding principal amount of the applicable balances based on the LIBOR Rate, together with interest accrued thereon, (a) shall be repaid immediately upon demand of the Lender if such change or compliance with such request, in the reasonable judgment of the Lender, requires immediate repayment or, (b) if such repayment is not required in the judgment of the Lender, shall be converted to balances based on the applicable COF Rate.
2.5    Fees. Upon execution and delivery of this Loan Agreement, Borrower shall pay Lender a commitment fee (the “Commitment Fee”) in the total amount of Ten Thousand Dollars ($10,000) for the Facility 1 Loan and Fifty Thousand Dollars ($50,000) for the Facility 2 Loan. No portion of such fee shall be refunded in the event of early termination of this Loan Agreement or any termination or reduction of the right of Borrower to request advances under this Loan Agreement. Lender is authorized, upon execution of this Loan Agreement and fulfillment of all conditions precedent hereunder, to disburse a sufficient amount of the Loan proceeds to pay the Commitment Fee in full.
2.6    Capital Adequacy. If the Lender shall reasonably determine that the application or adoption of any law, rule, regulation, directive, interpretation, treaty or guideline regarding capital adequacy, or any change therein or in the interpretation or administration thereof, whether or not having the force of law, increases the amount of capital required or expected to be maintained by the Lender or any Person controlling the Lender, and such increase is based upon the existence of the Lender’s obligations hereunder and other commitments of this type, then from time to time, within ten days after demand from the Lender, Borrower shall pay to the Lender such amount or amounts as will compensate the Lender or such controlling Person, as the case may be, for such increased capital requirement. The determination of any amount to be paid by Borrower under this Section shall take into consideration the policies of the Lender or any Person controlling the Lender with respect to capital adequacy and shall be based upon any reasonable averaging, attribution and allocation methods. A certificate of the Lender setting forth in reasonable detail the amount or amounts (and the basis for the calculation of such amounts) as shall be necessary to compensate the Lender as specified in this Section 2.6 shall be delivered to Borrower and shall be conclusive in the absence of manifest error. Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that the Lender notifies the Borrower of the change in law giving rise to such increased costs or reductions, and of the Lender’s intention to claim compensation therefor.
2.7    Note or Notes
(a)    The Facility 1 Loan shall be evidenced by one or more promissory notes (as amended or otherwise modified from time to time, and together with any substitutions therefor or renewals thereof, the “Facility 1 Note”), dated Effective Date, payable to the order of Lender, in accordance with the terms hereto, on the Maturity Date, in the principal amount of the original Facility 1 Loan Commitment, or, if less, the aggregate unpaid principal amount of all Facility 1 Loan Advances. The Facility 2 Loan shall be evidenced by one or more promissory notes (as amended or otherwise modified from time to time, and together with any substitutions therefor or renewals thereof, the “Facility 2 Note”), dated Effective Date, payable to the order of Lender, in accordance with the terms hereto, on the Maturity Date, in the principal amount of the original Facility 2 Loan Commitment, or, if less, the aggregate unpaid principal amount of all Facility 2 Loan Advances. The date and amount of each Loan made by Lender and of each repayment of principal thereon received by Lender shall be recorded by Lender in its records. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid. The failure so to record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of Borrower to repay the actual outstanding principal amount of the Loans together with all interest accruing thereon.
2.8    Due Date Extension. The Note shall provide for the payment of default interest. If any payment of principal or interest under the Loan or the Note (or of any other amount payable hereunder) falls due on a day which is not a Banking Business Day, then such due date shall be extended to the next following Banking Business Day and additional interest shall accrue and be payable for the period of such extension.
2.9    Voluntary Reduction or Termination of the Commitment. Borrower may from time to time, on at least three Banking Business Days’ prior written notice received by Lender, permanently reduce the amount of the Facility 1 Loan Commitment to an amount not less than the aggregate unpaid principal amount of the Facility 1 Loans. Borrower may at any time on like notice terminate the Facility 1 Loan Commitment upon payment in full of all Loans and all other obligations of Borrower hereunder.
2.10    Prepayment
(a)    Mandatory Prepayment. Borrower agrees that if at any time the aggregate outstanding principal amount of all Facility 1 Loans shall exceed the amount of the Facility

1 Loan Commitment, Borrower shall make a prepayment of the Facility 1 Loans in an amount equal to such excess.
(b)    Optional Prepayments. Borrower may from time to time, on at least one Banking Business Day’s prior written or telephonic notice received by Lender, prepay all or any portion of any Loan at any time without premium or penalty.
(c)    Prepayment Procedures Any prepayment received by Lender after 2:00 p.m. mountain standard or daylight time (whichever is in effect on the date the prepayment is received) shall be deemed received on the following Banking Business Day.
2.11    Automatic Debit of Borrower’s Account. Lender is authorized and directed to establish automatic debits to Borrower’s account with Lender for payment of interest on the Note and for payment of fees owing to Lender, if any.
2.12    Letter of Credit. Subject to the terms of this Loan Agreement, Lender may, at the request of Lender, issue letters of credit for the account of Borrower (each a "Letter of Credit") . At no time, however, shall the total face amount of all Letters of Credit outstanding, less any partial draws paid under the Letters of Credit, plus Advances upon the Facility 1 Loans outstanding, exceed the principal commitment amount of the Facility 1 Loan Commitment. The amount available under the Facility 1 Loan Commitment shall be automatically reduced by the undrawn amount of any outstanding Letters of Credit issued for or on account of Borrower. Any draws paid by Lender in accordance with any such Letters of Credit shall be repaid by Borrower to Lender by Advances under the Facility 1 Loan Commitment.
(a)    Should the Facility 1 Loan Commitment not be renewed by Lender, on the Maturity Date, Advances under the Facility 1 Loan Commitment in an amount sufficient to fund all the outstanding Letters of Credit issued by Lender for or on account of Borrower will be disbursed to Lender and held as cash collateral for repayment of the outstanding Letters of Credit and Lender shall apply such cash collateral to drawings upon such the applicable Letters of Credit. As each Letter of Credit expires, Lender shall release to Borrower the corresponding funds held for that Letter of Credit.
(b)    Upon Lender's request, Borrower promptly shall pay to Lender issuance fees and such other fees, commissions, costs, and any out-of-pocket expenses charged or incurred by Lender with respect to any Letter of Credit, in each case in accordance with Lender’s standard fee schedules.
(c)    The commitment by Lender to issue Letters of Credit shall, unless earlier terminated in accordance with the terms of the Loan Agreement, automatically terminates on the Maturity Date and no Letter of Credit shall expire on a date which is more than three hundred sixty-five (365) days after the Maturity Date.
(d)    Each Letter of Credit shall be in form and substance satisfactory to Lender and in favor of beneficiaries satisfactory to Lender, provided that Lender may refuse to issue a Letter of Credit due to the nature of the transaction or its terms or in connection with any transaction where Lender, due to the beneficiary or the nationality or residence of the beneficiary, would be prohibited by any applicable law, regulation, or order from issuing such Letter of Credit. Under no circumstances, however, will a Letter of Credit exceed 365 days from the issue date.
(e)    Prior to the issuance of each Letter of Credit, and in all events prior to any daily cutoff time Lender may have established for purposes thereof prior to such issuance, Borrower shall deliver to Lender a duly executed form of Lender's standard form of application for issuance of letter of credit with proper insertions.
(f)    Borrower hereby indemnifies and holds Lender harmless from and against any and all claims, damages, losses, liabilities, costs or expenses, which Lender may incur or which may be claimed against Lender by any person or entity by reason of, or in connection with, the execution and delivery or transfer of, or payment or failure to make lawful payment under, the Letter of Credit; provided, however, that Borrower shall not be required to indemnify Lender pursuant to this Section 2.12(e) for any claims, damages, losses, liabilities, costs or expenses caused by (i) the willful misconduct or gross negligence of Lender in determining whether a draft or documents presented under the Letter of Credit complied with the terms of the Letter of Credit, or (ii) Lender’s willful failure to make lawful payment under the Letter of Credit after the presentation to Lender of a draft and documents strictly complying with the terms and conditions of the Letter of Credit. The indemnities and obligations of Borrower contained in this Section 2.12(e) shall survive the payment in full of amounts payable pursuant to this Loan Agreement and the termination of the Letters of Credit.
(g)    Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of the Letters of Credit with respect to its use of the Letters of Credit. Neither Lender nor any of its officers, employees or directors shall be liable or responsible for: (i) the use which may be made of the Letter of Credit or any acts or omissions by any beneficiary or transferee in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by Lender against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any document to bear any reference or adequate reference to the Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit, except that, notwithstanding anything to the contrary, Borrower shall have a claim against Lender, and Lender shall be liable to Borrower, to the extent of any direct, as opposed to consequential, damages suffered by Borrower which Borrower proves were caused by either the willful misconduct or gross negligence of Lender in determining whether a draft or documents presented under the Letter of Credit complied with the terms of the Letter of Credit or Lender’s willful failure to make lawful payment under the Letter of Credit after the presentation to Lender of a draft and documents strictly complying with the terms and conditions of the Letter of Credit. In furtherance of and not in limitation of the foregoing, Lender may, if acting in good faith, accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.
3.    Security for Obligations. The Obligations shall be secured by such collateral as is provided in the Security Documents (the “Collateral”), which shall constitute a security interest in personal property of the Borrower (subject to any limitations set forth in the Security Documents).
4.    Conditions to Loan Disbursements. The obligation of Lender to make the Loans is subject to the following conditions precedent:
4.1    Initial Loan. The obligation of Lender to make the initial Loans is subject to (i) the conditions specified in this Section 4 of this Loan Agreement having been satisfied; (ii) Borrower having delivered to Lender the commitment fee described in Section 2.4(a)5, Fees, of this Loan Agreement; and (iii) Lender having received all of the following, each duly executed and dated the Effective Date (or such earlier date shall be satisfactory to Lender), in form and substance reasonably satisfactory to Lender.
(a)    The Note.
(b)    Copies of resolutions of Borrower.
(c)    Copies of the Organizational Documents of Borrower.
(d)    The Security Documents.
(e)    Terminations of all security interests covering the Collateral (other than Permitted Encumbrances), including without limitation, such UCC-3 termination statements as Lender may request.
(f)    Such UCC-1 financing statements covering the Collateral as Lender may request.
(g)    Any other information required by Section 326 of the Patriot Act or necessary for the Lender to verify the identity of the Borrower, as required by Section 326 of the Patriot Act.
(h)    Such other information and documents as Lender may reasonably request.
All conditions precedent set forth in this Loan Agreement and any of the Loan Documents are for the sole benefit of Lender and may only be waived by Lender.
4.2    All Loans. The obligation of Lender to make each Loan is subject to the following further conditions precedent that (a) no Event of Default or Unmatured Event of Default has occurred and is continuing or will result from the making of such Loan, and (b) the warranties of Borrower contained in the Loan Documents are true and correct in all material respects as of the date of such requested Loan, with the same effect as though made on the date of such Loan (except to the extent such warranties are expressly made as of a specific date, in which case such warranties are true and correct in all material respects as of such date) (and each request by Borrower for a Loan shall be deemed to be a certification by Borrower to Lender that the conditions precedent set forth in clauses (a) and (b) of this Section 4.2 have been satisfied).
5.    Representations and Warranties
5.1    Organization and Qualification. Borrower represents and warrants to Lender that (a) it is a corporation duly organized and existing in good standing under the laws of the State of Colorado, (b) it is qualified and in good standing to do business in the State of Colorado, (c) it is duly qualified to do business in each jurisdiction where the conduct of its business requires qualification, except where the failure to be so qualified could not reasonably be expected to have Material Adverse Effect (d) it has the full power and authority to own its properties and to conduct the business in which it engages and to enter into and perform its obligations under the Loan Documents, and (e) it has delivered to Lender or it’s counsel accurate and complete copies of Borrower's Organizational Documents which are operative and in effect as of the Effective Date.
5.2    Authorization. Borrower represents and warrants to Lender that the execution, delivery, and performance by Borrower of the Loan Documents have been duly authorized by all necessary action on the part of Borrower and do not contravene the Borrower's Organizational Documents, do not contravene any provision of, or constitute a default under, any material indenture, mortgage, contract, or other instrument to which Borrower is a party or by which it is bound, and that upon execution and delivery thereof, the Loan Documents will constitute legal, valid, and binding agreements and obligations of Borrower, enforceable in accordance with their respective terms.
5.3    No Governmental Approval Necessary. Borrower represents and warrants to Lender that no consent by, approval of, giving of notice to, registration with, or taking of any other action with respect to or by any federal, state, or local governmental authority or organization is required for Borrower’s execution, delivery, or performance of the Loan Documents.
5.4    Accuracy of Financial Statements. Borrower represents and warrants to Lender that all of its audited financial statements heretofore delivered to Lender have been prepared in accordance with GAAP consistently applied and fully and fairly represent Borrower’s and its Subsidiary’s consolidated financial condition and results operations for the period or periods covered thereby. Borrower represents and warrants to Lender that all of its unaudited financial statements heretofore delivered to Lender fully and fairly represent Borrower’s and its Subsidiary’s consolidated financial condition and the results operations for the period or periods covered thereby and, except as disclosed therein, are prepared in a consistent manner with other financial statements previously delivered to by Borrower to Lender.
5.5    No Pending or Threatened Litigation. Borrower represents and warrants to Lender that, except as set forth on Schedule 5.5 (as such schedule may be updated from time to time upon notice by Borrower to Lender), there are no actions, suits, or proceedings pending or, to Borrower’s knowledge, threatened against or affecting Borrower in any court or before any governmental commission, board, or authority which, if adversely determined, would have a Material Adverse Effect.

5.6    Full and Accurate Disclosure. Borrower represents and warrants to Lender that the financial statements referred to in Section 6.2, any loan application submitted to Lender, and all other statements furnished by Borrower to Lender in connection herewith contain no untrue statement of a material fact and omit no material fact necessary to make the statements contained therein or herein not misleading. Borrower represents and warrants to Lender that it has not failed to disclose in writing to Lender any fact that could reasonably be expected have a Material Adverse Effect.
5.7    Compliance with ERISA. Borrower represents and warrants to Lender that Borrower and each ERISA Affiliate, as defined below, is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, and the regulations thereunder, and that they have performed all of their obligations under each Plan. Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified. Neither a Reportable Event as set forth in Section 4043 of ERISA or the regulations thereunder (“Reportable Event”) nor a prohibited transaction as set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, has occurred and is continuing with respect to any employee benefit plan established, maintained, or to which contributions have been made by Borrower or any trade or business (whether or not incorporated) which together with Borrower would be treated as a single employer under Section 4001 of ERISA (“ERISA Affiliate”) for its employees which is covered by Title I or Title IV of ERISA (“Plan”); no notice of intent to terminate a Plan has been filed nor has any Plan been terminated which is subject to Title IV of ERISA; no circumstances exist that constitute grounds under Section 4042 of ERISA entitling the Pension Benefit Guaranty Corporation (“PBGC”) to institute proceedings to terminate, or appoint a trustee to administer a Plan, nor has the PBGC instituted any such proceedings; neither Borrower nor any ERISA Affiliate has completely or partially withdrawn under Section 4201 or 4204 of ERISA from any Plan described in Section 4001(a)(3) of ERISA which covers employees of Borrower or any ERISA Affiliate (“Multi-employer Plan”); Borrower and each ERISA Affiliate has met any minimum funding requirements under ERISA with respect to all of its Plans and the present fair market value of all Plan assets equals or exceeds the present value of all vested benefits under or all claims reasonably anticipated against each Plan, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder and the applicable statements of the Financial Accounting Standards Board (“FASB”) for calculating the potential liability of Borrower or any ERISA Affiliate under any Plan; neither Borrower nor any ERISA Affiliate has incurred any liability to the PBGC (except payment of premiums, which is current) under ERISA; and no material claim (other than routine claims for benefits) has been asserted against any of the Plans or against the Borrower or its ERISA Affiliates in connection with the Plans; and no lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA has been imposed with respect to any Plan.
Borrower represents and warrants to Lender that Borrower, each ERISA Affiliate and each group health plan (as defined in ERISA Section 733) sponsored by Borrower and each ERISA Affiliate, or in which Borrower or any ERISA Affiliate is a participating employer, are in compliance with, have satisfied and continue to satisfy (to the extent applicable) all requirements for continuation of group health coverage under Section 4980B of the Internal Revenue Code and Sections 601 et seq. of ERISA, and are in compliance with, have satisfied and continue to satisfy Part 7 (Sections 701 et seq., Sections 711, 712 and 731 et seq.) of ERISA and all corresponding and similar state laws not preempted by federal law relating to portability, access and renewability of group health benefits and other requirements included in Part 7.
5.8    Compliance with All Other Applicable Law. Borrower represents and warrants to Lender that it has complied with all applicable statutes, rules, regulations, orders, and restrictions of any domestic or foreign government, or any instrumentality or agency thereof having jurisdiction over the conduct of Borrower’s business or the ownership of its properties, the failure to comply with which would reasonably be expected to have a Material Adverse Effect.
5.9    Environmental Representations and Warranties. Borrower represents and warrants to Lender that no material amount of Hazardous Materials are now located on, in, or under the Real Property, nor is there any Environmental Condition on, in, or under the Real Property and neither Borrower nor, to Borrower’s knowledge, any other person has ever caused or permitted any material amount of Hazardous Materials to be placed, held, used, stored, released, generated, located or disposed of on, in or under the Real Property, or any part thereof, nor caused or allowed an Environmental Condition to exist on, in or under the Real Property, except in the ordinary course of Borrower’s business under conditions that are generally recognized to be appropriate and safe and that are in compliance in all material respects with all applicable Environmental Health and Safety Laws.
Borrower further represents and warrants to Lender that (i) no investigation, administrative order, consent order and agreement, claim, governmental information request, litigation or settlement with respect to Environmental Health and Safety Laws, Hazardous Materials and/or an Environmental Condition has been made, or threatened, in writing against Borrower with respect to the Real Property, (ii) Borrower is in material compliance with all Environmental Health and Safety Laws, (iii) Borrower maintains and has materially complied with all governmental permits, licenses, variances, clearances and all other necessary approvals required under the Environmental Health and safety Laws for use of the Real Property and the operation and conduct of its business as currently conducted, (iv) each such permit is in full force and effect has not expired or been suspended, denied or revoked, and is not under challenge by any person, and Borrower has received no notice that any such permit will be suspended, denied or revoked, (v) there are no underground storage tanks, used currently or in the past by Borrower for management of Hazardous Materials, at the Real Property, and neither the Real Property nor the improvements thereon contain PCBs, or friable asbestos, except in the ordinary course of Borrower’s business under conditions that are generally recognized to be appropriate and safe and that are in strict compliance with all applicable Environmental Health and Safety Laws, and (vi) Borrower has no knowledge of the existence of any report, document, or other evidence of the Release of any Hazardous Materials or Environmental Condition which would require remediation under Environmental Health and Safety Laws with respect to the Real Property.
5.10    Operation of Business. Borrower represents and warrants to Lender that Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and Borrower is not in violation of any valid rights of others with respect to any of the foregoing, except as could not be reasonably be expected to result in a Material Adverse Effect. Borrower represents and warrants to Lender that neither Borrower nor any Subsidiary is in default in the performance, observation or fulfillment of any of the obligations, covenants, or conditions contained in any agreement to which it is a party, which default, individually or in the aggregate, could have a Material Adverse Effect. Borrower represents and warrants to Lender that immediately after the consummation of the transaction contemplated herein, as well as following the making of each Loan or extension of credit hereunder, Borrower will be able to pay its debts and satisfy its liabilities as they mature, in accordance with their terms. Borrower will not allow any of its Subsidiaries to incur debts beyond the ability of that Subsidiary to pay such debts as they mature.
5.11    Payment of Taxes. Borrower represents and warrants to Lender that Borrower has filed all federal and material state and local tax returns required to be filed and has paid all taxes, assessments, and governmental charges and levies, including interest and penalties, shown on such returns on Borrower’s assets, business and income, except such as are being contested in good faith by proper proceedings and as to which adequate reserves are maintained.
5.12    No Material Adverse Change. Since the date of the most current audited financial statements of Borrower, which were delivered to Lender, no event or events have occurred which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.
5.13    Subsidiaries. Except as set forth on Schedule 5.13 (as such schedule may be updated from time to time upon notice by Borrower to Lender), Borrower has no Subsidiaries.
5.14    Investment Company Act. Neither Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
5.15    Regulation U. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
5.16    No Immunity. Borrower represents and warrants to Lender that, in any proceedings in connection with any of the Loan Documents to which the Borrower or any Subsidiary is a party, neither the Borrower nor any such Subsidiary will be entitled for itself or any of its assets to sovereign immunity from suit, execution, attachment or other legal process.
5.17    Intellectual Property. Borrower hereby represents to Lender that (1) Borrower owns or holds valid license rights to use all patents, trademarks, service marks and copyrights (“Intellectual Property Rights”) necessary for Borrower to conduct its business as now conducted and presently proposed to be conducted, except as could not be reasonably be expected to result in a Material Adverse Effect; and (2) Borrower has no knowledge of (i) any material infringement or any claim or notice alleging any material infringement by Borrower of another Persons’ Intellectual Property Rights, nor of any basis for any such claim; or (ii) any material infringement or any material claim or notice alleging any infringement by third parties of Borrower’s Intellectual Property Rights, nor of any basis for any such claim.

6.    Borrower’s Covenants
Borrower makes the following agreements and covenants, which shall continue so long as this any obligation of the Lender to extend financial accommodations to the Borrower under this Agreement remains in effect and so long as Borrower is indebted to Lender for the Obligations (other than contingent indemnification obligations for which no demand has been made), unless otherwise agreed in writing by Lender and Borrower.
6.1    Use of Proceeds. Borrower shall use the proceeds of the Loans solely for general business purposes. Borrower shall not, directly or indirectly, use any of the proceeds of the Loans for the purpose of purchasing or carrying any Margin Stock, or to extend credit to any person or entity for the purpose of purchasing or carrying any such Margin Stock or for any purpose which violates, or is inconsistent with, Regulation X of said Board of Governors, or for any other purpose not permitted by Section 7 of the Securities Exchange Act of 1934, as amended, or by any of the rules and regulations respecting the extension of credit promulgated thereunder.
6.2    Financial Statements and Reports. Borrower shall provide Lender with such financial statements and reports regarding the Borrower and its Subsidiaries as Lender may reasonably request. Audited financial statements and reports shall be prepared in accordance with GAAP and shall fully and fairly represent Borrower’s and its Subsidiaries’ consolidated financial condition and results of operations for the period or periods covered thereby. Unaudited financial statements and reports shall fully and fairly represent Borrower’s and its Subsidiaries’ consolidated financial condition and results of operations for the period or periods covered thereby and shall be prepared in accordance with GAAP in a manner consistent with other unaudited financial statements previously delivered to Lender (except as may be required by GAAP). Until requested otherwise by Lender, Borrower shall provide the following financial statements and reports to Lender:
(a)    Annual consolidated financial statements of the Borrowers and its Subsidiaries for each Fiscal Year of Borrower, to be delivered within one hundred twenty (120) days of the end of Borrower’s Fiscal Year, and to be accompanied by an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP) audit report, with no going concern qualifier, certified by independent certified public accountants reasonably acceptable to Lender.
(b)    Quarterly consolidated financial statements of the Borrowers and its Subsidiaries for each Fiscal Quarter of Borrower , to be delivered within forty five (45) days of the end of each Fiscal Quarter.
Any financial statement required to be furnished pursuant to Section 6.2 shall be deemed to have been furnished on the date on which the Lender receives notice that the Borrower has filed such financial statement with the U.S. Securities and Exchange Commission and is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Lender without charge; provided that the Borrower shall give notice of any such filing to the Lender. Notwithstanding the foregoing, the Borrower shall deliver paper or electronic copies of any such financial statement to the Lender if the Lender requests the

Borrower to furnish such paper or electronic copies until written notice to cease delivering such paper or electronic copies is given by the Lender.
6.3    Financial Covenants
(a)    Fixed Charge Coverage Ratio. Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.50:1, to be measured quarterly on the last day of each Fiscal Quarter on a trailing twelve months basis.
(b)    Minimum Working Capital. Borrower shall maintain a minimum working capital each Fiscal Quarter of not less than Five Million Dollars ($5,000,000), measured quarterly on the last day of each Fiscal Quarter. For purposes of this Section, working capital shall be defined as current assets minus current liabilities, in each case calculated on a consolidated basis for the Borrower and its Subsidiaries.
(c)    Debt to EBITDA. Borrower shall maintain a ratio of funded debt to EBITDA of not greater than 2.00:1, to be measured quarterly on the last day of each Fiscal Quarter on a trailing twelve month basis. For purposes of this Section, funded debt is defined as interest bearing debt, in each case calculated on a consolidated basis for the Borrower and its Subsidiaries.
(d)    Minimum Tangible Net Worth. Borrower shall increase its tangible net worth to not less than Four Million Dollars ($4,000,000) by the end of its 2016 Fiscal Year (June 30, 2016), and shall thereafter maintain a total net worth thereafter of not less than Four Million Dollars ($4,000,000), measured annually at Fiscal Year-end. For purposes of this Section, tangible net worth shall be defined, as of any date of determination, the sum of the amounts set forth on the consolidated balance sheet of the Borrower and its Subsidiaries as the sum of the common stock, preferred stock, additional paid in capital and retained earnings of the Borrower and its Subsidiaries (excluding treasury stock), less the book value of all intangible assets of the Borrower and its Subsidiaries.
Except as otherwise provided herein, each of the accounting terms and accounting determinations used or provided for in this Agreement shall have the meanings used in or determined in accordance with GAAP consistent with those used in preparation of the financial statements of Borrower submitted to Lender (except for changes required by GAAP). To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Borrowers and the Lender agree in writing on an adjustment to such computation or determination to account for such change in GAAP.
6.4    Limitations on Debt. Borrower shall not create, incur, assume or allow to exist any additional Debt in excess of Five Hundred Thousand Dollars ($500,000) without Lender’s written consent, measured annually at Fiscal Year-end, except (a) Debt of the Borrower owing to any Subsidiary and of any Subsidiary owing to the Borrower or any other Subsidiary, (b) Debt to Lender or its Affiliates and (c) Debt under currency and foreign exchange hedging arrangements entered into in the ordinary course of business and not for speculative purposes.

6.5    Liens. Borrower shall not create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except (a) Liens created pursuant to this Loan Agreement or the Security Documents; (b) Liens existing on the date of this Agreement and disclosed on Schedule 6.5, (c) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves; (d) Liens arising in the ordinary course of business (such as Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits or advances for borrowed money or the deferred purchase price of property or services, and, in each case, for which it maintains adequate reserves; (e) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of Borrower; (f) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation; (g) Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts, securities accounts or other funds maintained with a creditor depository institution; provided that (i) such account is not a dedicated cash collateral account and is not subject to restriction against access by the Borrower in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve, and (ii) such account is not intended by the Borrower to provide collateral to the depository institution; (h) Deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (i) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP; (j) the interest or title of a lessor, sublessor or owner under any lease of real estate, equipment or facilities (including fiber optic cable) not prohibited by this Agreement (but not Liens, encumbrances or other exceptions to title encumbering such interest or title, except as otherwise provided in this definition); (k) licenses of trademarks and other intellectual property rights granted by the Borrower in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Borrower; (l) security deposits given to landlords under real estate leases in favor of any Borrower, in an amount not exceeding $250,000 outstanding at any time; and (m) purchase money Liens and capitalized leases upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any capitalized lease obligations); provided that (i) such Lien secures Debt permitted by Section 6.4, (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition or the completion of the construction or improvements thereof, (iii) such Lien does not extend to any other asset, and (iv) the Debt secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets.
6.6    Exclusive Negative Pledge. Borrower shall not enter into or allow to exist any agreement with any other party that in any way limits Borrower’s ability to grant or allow to exist security interests or liens in or on any of Borrower’s assets, except for agreements evidencing purchase money Liens and capitalized leases that may restrict ability to grant Liens on the subject assets and that are permitted by Section 6.5.
6.7    Investments. Borrower shall not make or suffer to exist any investments, without Lender’s prior written consent, except (a) short term obligations of, or fully guaranteed by, the United States of America, commercial paper rated A-2 or better by Standard Poor’s Rating Services or P-2 or better by Moody’s Investor Services, demand deposit accounts maintained in the ordinary course of business, certificates of deposit issued by and time deposits with domestic commercial banks having capital and surplus in excess of $100,000,000 and other readily marketable investments in debt securities which are reasonably acceptable to the Lender; (b) travel advances to management personel and employees in the ordinary course of business; (c) the establishment or creation of, and capitalization of, Subsidiaries by the Borrower if the Borrower and Subsidiaries have complied with the provisions of Section 6.10 in respect thereof and no Unmatured Event of Default or Event of Default exists or otherwise would arise or result therefrom, provided that contributions to capital of, or loans to, foreign Subsidiaries after the Effective Date (excluding the reinvestment in any foreign Subsidiary of any return of capital or dividends received from any foreign Subsidiary) shall not exceed $2,000,000 in the aggregate during any Fiscal Year; and (d) other investments if the aggregate consideration therefor does not exceed $500,000.
6.8    Restricted Payments. Borrower shall not (a) declare or pay any dividends or distributions on any Equity Interests in Borrower, (b) purchase or redeem any such Equity Interests or any warrants, options or other rights in respect of such Equity Interests, (c) make any other distribution to holders of such Equity Interests (other than the issuance of such Equity Interests, or options in respect thereof, as reasonable compensation to directors, officers, managers or employees), (d) prepay, purchase or redeem any Subordinated Debt or other subordinated Debt, except if permitted under the terms of an agreement executed by Lender, or set aside funds for any of the foregoing. Notwithstanding the forgoing, (a) Borrower may redeem or repurchase in the ordinary course of business Equity Interests held by members of the Borrower’s management after the termination of their employment, so long as (i) no Unmatured Event of Default or Event of Default is in existence at the time of such redemption or repurchase or would be caused thereby and (ii) the amount thereof does not exceed $500,000 in any calendar year or $1,000,000 in the aggregate during the term of this Agreement and (b) for the avoidance of doubt, any Subsidiary may pay dividends and distributions to the Borrower or to any other Subsidiary.
6.9    Mergers, Consolidations, Sales. Borrower shall not wind up, liquidate, or dissolve itself, be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, except that any Subsidiary may be merged with and into the Borrower or another Subsidiary, so long as the Borrower or such other Subsidiary is the surviving entity. Borrower shall not, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any receivables, except for (a) dispositions in the ordinary course of its business and (b) other dispositions of property in any Fiscal Year during the term of this Agreement for which the net book value in the aggregate does not exceed 10% of the Borrower’s total consolidated assets as shown on the balance sheet for the most recent prior Fiscal Year.

6.10    Subsidiaries. After the date of this Agreement, Borrower shall not create any Subsidiary without the prior written consent of Lender, except that, Borrower may create any Subsidiary, so long as, as to any domestic Subsidiary (1) such Subsidiary shall join the Security Documents as a grantor or otherwise grant to the Lender a security interest (and permit the Lender to perfect such interest) in the personal property of such Subsidiary, such security interest to be a security interest (subject to Permitted Encumbrances), (2) such Subsidiary shall provide a guaranty of the Obligations or join this Agreement and the Notes as a co-borrower, and (3) the Borrower or the applicable Subsidiary shall, at the Borrower’s reasonable cost and expense, execute and deliver to the Lender such documents and instruments reasonably deemed necessary by the Lender to effect the matters specified above. Notwithstanding the foregoing, the Borrower shall not be required to furnish any such guaranties, security interests or related documents or instruments with respect to a foreign Subsidiary.
6.11    Insurance. Borrower shall maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated or are otherwise reasonably acceptable to Lender, which insurance may provide for reasonable deductibility from coverage thereof and which shall name Lender as a loss payee. Borrower shall provide Lender, annually upon the request of Lender, with a certificate executed by an authorized officer of Borrower, certifying the existence and adequacy of the property and casualty insurance program carried by Borrower with respect to itself and its Subsidiaries, and that a written summary of said program has been delivered to the Lender identifying the name of each insurer, the number of each policy and expiration date of each policy, the amounts and types of each coverage, and a list of exclusions and deductibles for each policy.
6.12    Inspection. Borrower shall at any reasonable time and from time to time permit Lender or any representative of Lender to examine and make copies of and abstracts from the records and books of account of, and visit and inspect the properties and assets of, Borrower, and to discuss the affairs, finances, and accounts of Borrower with any of Borrower’s officers and directors and with Borrower’s independent accountants. If no Unmatured Event of Default or Event of Default has occurred and is continuing, up to one such visit, examination, discussion and set of copies per annum may be made and shall be at Borrower’s expense. If an Unmatured Event of Default or Event of Default has occurred as is continuing, Lender may conduct as many examinations or appraisals as it reasonably deems necessary, and Borrower shall be responsible to pay for all such visits, examinations and discussions and copies.
6.13    Collateral Examination. Borrower shall permit Lender and its agents or designees at any reasonable time during Borrower’s regular business hours to examine and evaluate the Collateral, to audit the Collateral perfection procedures, and to conduct an appraisal of such Collateral, which appraisal shall be conducted by an appraiser acceptable to Lender, and to inspect, audit and make copies of and extracts from all records and all other papers related to the Collateral in the possession of Borrower. If no Unmatured Event of Default or Event of Default has occurred and is continuing, up to one such examinations or appraisals per annum may be made and shall be at Borrower’s expense. If an Unmatured Event of Default or Event of Default has occurred as is continuing, Lender may conduct as many examinations or appraisals as it reasonably deems necessary, and Borrower shall be responsible to pay for all such examinations or appraisals.
6.14    Operation of Business. Borrower shall maintain all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary or advisable to conduct its business and Borrower shall not violate any valid rights of others with respect to any of the foregoing, except as could not reasonably be expected to result in a Material Adverse Effect. Borrower shall continue to engage in a business of the same general type as now conducted and businesses reasonably related or incidental thereto.
6.15    Maintenance of Records and Properties. Borrower shall keep adequate records and books of account in which complete entries (in all material respects) will be made in accordance with GAAP consistently applied. Borrower shall maintain, keep and preserve all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear and obsolescence excepted.
6.16    Notice of Default, Litigation. Borrower shall promptly notify Lender in writing of all actions, suits or proceedings filed or threatened against or affecting Borrower in any court or before any governmental commission, board, or authority (or any material adverse development which occurs in any such action, suit or proceeding) which, if adversely determined, would have a Material Adverse Effect. Borrower shall promptly notify Lender in writing of the occurrence of an Event of Default or an Unmatured Event of Default.
6.17    Payment of Taxes and Obligations. Borrower shall pay when due all taxes, assessments, and governmental charges and levies on Borrower’s assets, business, and income, and all material obligations of Borrower of whatever nature, except such as are being contested in good faith by proper proceedings and as to which adequate reserves are maintained.
6.18    Environmental Covenants. Borrower covenants that it will:
(a)    Not permit the presence, use, disposal, storage or Release of any material amount of Hazardous Materials on, in, or under the Real Property, except in the ordinary course of Borrower’s business under conditions that are generally recognized to be appropriate and safe and that are in compliance in all material respects with all applicable Environmental Health and Safety Laws.
(b)    Comply with the provisions of all Environmental Health and Safety Laws in all material respects.
(c)    Notify Lender promptly of any (i) Release of Hazardous Materials by Borrower which is in violation of applicable Environmental Health and Safety Laws, and requires reporting by Borrower to any governmental agency under Environmental Health and Safety Laws, (ii) any Environmental Condition caused by Borrower which requires reporting by Borrower to any governmental agency under Environmental Health and Safety Law, (iii) any complaint or notice received in writing from any governmental agency or any other party alleging any liability of Borrower or with respect to the Real Property under any Environmental Health and Safety Laws.
(d)    Upon any Release of Hazardous Materials in violation of applicable Environmental Health and Safety Laws or upon the occurrence of any Environmental Condition, caused by Borrower, initiate actions to contain and remediate the same to the extent required in under applicable Environmental Health and Safety Laws, and as necessary to promptly pay any fine or penalty assessed in connection therewith (subject to any defenses thereto), and promptly notify Lender of such events.
(e)    Permit Lender to inspect the Real Property for Hazardous Materials and Environmental Conditions, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto.
(f)    Immediately advise Lender of any additional, supplemental, new, or other information concerning any Hazardous Materials or Environmental Conditions relating to the Real Property.
6.19    Continued Compliance with ERISA. With respect to all Plans (as defined in Section 5.7, of this Loan Agreement) which Borrower or any ERISA Affiliate currently maintains, participates in, or contributes to, or to which Borrower or any ERISA Affiliate is a sponsoring or participating employer, fiduciary, party in interest or disqualified person or which Borrower or any ERISA Affiliate may hereafter adopt, participate in, or contribute to, Borrower shall continue to comply and shall require each ERISA Affiliate to continue to comply with all applicable provisions of the Internal Revenue Code and ERISA and all regulations, and with all representations made in Section 5.7, Compliance With ERISA, for purposes of this Loan Agreement, includes, without limitation, conformance, in all material respects with all notice and reporting requirements, funding standards, prohibited transaction rules, multi-employer plan rules, necessary reserve requirements, and health care continuation, coverage and portability requirements.
6.20    Continued Compliance with Applicable Law. Borrower shall conduct its business in a lawful manner and in material compliance with all applicable federal, state, and local laws, ordinances, rules, regulations, and orders; shall maintain in good standing all material licenses and organizational or other qualifications necessary to its business and existence, and shall not engage in any business not authorized by and not in accordance with its Organizational Documents and other governing documents.
6.21    Prior Consent for Amendment or Change. Borrower shall not modify, amend, or otherwise alter its Organizational Documents or other governing documents in any manner that could reasonably be expected to materially and adversely affect the interests of the Lender, without Lender's prior written consent. Borrower shall not, without Lender's prior written consent, waive or fail to enforce its Organizational Documents or other governing documents if doing so would cause a Material Adverse Effect. Borrower shall not change its name or convert to a different form of legal entity without Lender's prior written consent.

6.22    Maintenance of Existence, etc. Borrower shall maintain and preserve (a) its existence and good standing in the jurisdiction of its organization, and (b) its qualification and good standing in each jurisdiction where the nature of its business makes such qualification necessary, except where failure to do so could not be reasonably be expected to result in a Material Adverse Effect.
6.23    Patriot Act. Borrower shall not, and shall not permit any Subsidiary to, (a) be or become subject at any time to any law, rule, regulation or list of any governmental agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits any Lender from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower, or (b) fail to provide documentary and other evidence of the Borrower’s identity as may be requested by the Lender at any time to enable the Lender to verify the Borrower’s identity or to comply with any applicable law, rule or regulation, including, without limitation, Section 326 of the Patriot Act.
6.24    Further Assurances. Borrower shall take such actions as Lender may reasonably request from time to time (including, without limitation, the execution and delivery of security agreements, pledge agreements, financing statements and other documents, the filing or recording of any of the foregoing, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession) to ensure that the obligations of Borrower hereunder and under the other Loan Documents are secured by the Collateral.
6.25    Landlord Waivers. Borrower shall undertake reasonable efforts to deliver to Lender landlord waivers in a form reasonably acceptable to Lender within ninety (90) days of the Effective Date for any leasehold property which holds Collateral having a value exceeding $100,000.
7.    Default
7.1    Events of Default. Time is of the essence of this Loan Agreement. The occurrence of any of the following events shall constitute a default under this Loan Agreement and under the Loan Documents and shall be termed an “Event of Default”:
(a)    Default in the payment when due of the principal of or interest on any Loan, or any other amount payable by Borrower hereunder or under the Loan Documents, and, in the case of any default in payment of interest or fees, such default shall continue for 5 days.
(b)    Any representation, warranty, certificate, or other information or statement (financial or otherwise) made by or on behalf of Borrower in any of the Loan Documents, or any document contemplated by the Loan Documents, is materially false, incomplete or materially misleading in any material respect when made or furnished.
(c)    Any default shall occur under the terms applicable to any Debt of Borrower in an aggregate amount (for all Debt so affected) exceeding Two Hundred Fifty Thousand and no/100 dollars ($250,000.00) and such default shall (i) consist of the failure to pay such Debt when due (subject to any applicable grace period), whether by acceleration or otherwise, or (ii) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable prior to its expressed maturity.
(d)    Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, Borrower with respect to any material contract of Borrower and such default shall beyond the longer of (i) any grace period set forth in such contract or (ii) 30 calendar days after notice of such default is given to Borrower by Lender
(e)    Borrower (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; (ii) voluntarily ceases to conduct its business in the ordinary course for more than 10 days; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) authorizes any of the foregoing.
(f)    (i)    Any involuntary Insolvency Proceeding is commenced or filed against Borrower, or any writ, judgment, warrant of attachment, warrant of execution or similar process is issued or levied against a part of Borrower’s properties having a value exceeding $250,000, and such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, warrant of execution or similar process shall not be released, vacated or fully bonded within thirty (30) days (or, in the case of any involuntary Insolvency Proceeding, sixty (60) days) after commencement, filing or levy; (ii) Borrower admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) Borrower acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor) or other similar Person for itself or a substantial portion of its property or business.
(g)    One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against Borrower involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), as to any single or related series of transactions, incidents or conditions, of Five Hundred Thousand and no/100 dollars ($500,000.00) or more, and the same shall remain unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof.
(h)    Any non-monetary judgment, order or decree is entered against Borrower which has or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.
(i)    The Security Documents shall cease to be in full force and effect; or Borrower or any Person by, through or on behalf of Borrower, shall contest the validity or enforceability of any Security Document.
(j)    A Change of Control occurs.

(k)    Failure by Borrower to comply with or to perform any provision of this Loan Agreement or any of the Loan Documents that is not specifically listed above as an Event of Default, with such failure continuing unremedied for a period of thirty (30) days after notice of such failure is given to Borrower by Lender.
7.2    No Waiver of Event of Default. No course of dealing or delay or failure to assert any Event of Default or Unmatured Event of Default shall constitute a waiver of that Event of Default or Unmatured Event of Default or of any prior or subsequent Event of Default or Unmatured Event of Default.
8.    Remedies
8.1    Remedies upon Event of Default. If any Event of Default occurs, Lender may do any or all of the following:
(a)    declare the commitment of Lender to make Loans to be terminated, whereupon such commitment shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; and
(c)    exercise all rights and remedies available to Lender under the Loan Documents or applicable law; provided, however, that upon the occurrence of any Event of Default specified in subsection 7.1 (e) or (f) of this Loan Agreement, the obligation of Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Lender.
8.2    Rights and Remedies Cumulative. The rights and remedies herein conferred are cumulative and not exclusive of any other rights or remedies and shall be in addition to every other right, power, and remedy that Lender may have, whether specifically granted herein or hereafter existing at law, in equity, or by statute. Any and all such rights and remedies may be exercised from time to time and as often and in such order as Lender may deem expedient.
8.3    No Waiver of Rights. No delay or omission in the exercise or pursuance by Lender of any right, power, or remedy shall impair any such right, power, or remedy or shall be construed to be a waiver thereof.
8.4    Offset. In addition to, and without limitation of, any rights of Lender under any Loan Document or applicable law, if any Event of Default occurs and during the continuance thereof, all deposits (including all account balances, whether provisional or final and whether or not collected or available) and all other Debt at any time held or owing by the Lender or any Affiliate of the Lender to or for the credit or account of the Borrower may, without prior notice to the Borrower, be offset and applied toward the payment of the Obligations owing to the Lender, whether or not the Obligations, or any part thereof, shall then be due. This right of setoff may be enforced or exercised by the Lender regardless of whether the Lender has made any demand on Borrower. Any delay, neglect or conduct by the Lender in exercising its rights under this subsection shall not be deemed to be a waiver of the right to exercise this right of setoff. To secure the payment of the Obligations, Borrower hereby grants to Lender a continuing lien on and security interest in any balances, credits, deposits, accounts and monies of Borrower with the Lender. Any offsetting Lender shall give Borrower prompt written notice of the exercise of its offset rights upon said exercise.
9.    General Provisions
9.1    Assignment. Notwithstanding anything set forth in this Loan Agreement to the contrary, Lender may at any time encumber, assign, grant participations in, or grant a security interest in all or any portion of its rights under the Loan Documents, with the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed and which consent shall not be required (a) if an Event of Default is continuing and (ii) in the case of any assignment or granting of a security interest to secure the Lender’s obligations to a Federal Reserve Bank or a Federal Home Loan Bank), provided that any grant of participations or security interests shall not release such party from any of its obligations hereunder, and shall not substitute any assignee or secured party grantee as a party hereto.
9.2    Governing Agreement. In the event of conflict or inconsistency between this Loan Agreement and the other Loan Documents, excluding the Note, the terms, provisions and intent of this Loan Agreement shall govern.
9.3    Borrower’s Obligations Cumulative. Every obligation, covenant, condition, provision, warranty, agreement, liability, and undertaking of Borrower contained in the Loan Documents shall be deemed cumulative and not in derogation or substitution of any of the other obligations, covenants, conditions, provisions, warranties, agreements, liabilities, or undertakings of Borrower contained herein or therein.
9.4    Payment of Expenses and Attorney’s Fees. Borrower shall pay all reasonable out-of-pocket expenses of Lender relating to the negotiation, drafting of documents, documentation of the Loan, and administration and supervision of the Loan, including, without limitation, title insurance, recording fees, filing fees, and reasonable attorney's fees and legal expenses, whether incurred in making the Loan, in future amendments or modifications to the Loan Documents, or in ongoing administration and supervision of the Loan. Upon occurrence of an Event of Default, Borrower agrees to pay all reasonable out-of-pocket costs and expenses, including reasonable attorney fees and legal expenses, incurred by Lender in enforcing, or exercising any remedies under, the Loan Documents, and any other rights and remedies. Borrower agrees to pay all reasonable out-of-pocket expenses, including reasonable attorney fees and legal expenses, incurred by Lender in any Insolvency Proceeding of any type involving Borrower, the Loan Documents, or the Collateral, including, without limitation, reasonable out-of-pocket expenses incurred in modifying or lifting the automatic stay, determining adequate protection, use of cash collateral or relating to any plan of reorganization.

9.5    Right to Perform for Borrower. Lender may, in its sole discretion and without any duty to do so, discharge taxes, tax liens, security interests, or any other encumbrance upon the Collateral or any other property of Borrower, pay any filing, recording, or other charges payable by Borrower, and perform any other obligation of Borrower under the Loan Documents.
9.6    Assignability. Borrower may not assign or transfer any of the Loan Documents and any such purported assignment or transfer is void.
9.7    Third Party Beneficiaries. The Loan Documents are made for the sole and exclusive benefit of Borrower and Lender and are not intended to benefit any other third party. No third party may claim any right or benefit or seek to enforce any term or provision of the Loan Documents.
9.8    Governing Law. The Loan Documents shall be governed by and construed in accordance with the internal laws of the State of Utah, except to the extent that any such document expressly provides otherwise.
9.9    Severability. The illegality or unenforceability of any provision of this Loan Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Loan Agreement or such instrument or agreement.
9.10    Interpretation of Loan Agreement. The article and section headings in this Loan Agreement are inserted for convenience only and shall not be considered part of the Loan Agreement nor be used in its interpretation. All references in this Loan Agreement to the singular shall be deemed to include the plural when the context so requires, and vice versa. References in the collective or conjunctive shall also include the disjunctive unless the context otherwise clearly requires a different interpretation.
9.11    Survival and Binding Effect of Representations, Warranties, and Covenants. All agreements, representations, warranties, and covenants made herein by Borrower shall survive the execution and delivery of this Loan Agreement and shall continue in effect so long as any obligation to Lender contemplated by this Loan Agreement is outstanding and unpaid, notwithstanding any termination of this Loan Agreement. All agreements, representations, warranties, and covenants made herein by Borrower shall survive any Insolvency Proceeding involving Borrower. All agreements, representations, warranties, and covenants in this Loan Agreement shall bind the party making the same, its successors and, in Lender’s case, assigns, and all rights and remedies in this Loan Agreement shall inure to the benefit of and be enforceable by each party for whom made, their respective successors and, in Lender’s case, assigns.
9.12    Indemnification. Borrower shall indemnify Lender and its officers, directors, shareholders, employees, and agents against any and all claims, liabilities, and damages which may be awarded or incurred by Lender and Lender indemnify Lender against an pay Lender for all reasonable attorney fees, legal expenses, amounts advanced in performance of obligations of Borrower, and other out-of-pocket expenses incurred in defending such claims or, arising from or related in any manner to the negotiation, execution, or performance by Lender of any of the Credit

Documents (but excluding any such claims and expenses based upon or resulting from breach or default by Lender or gross negligence or willful misconduct of Lender.
9.13    Environmental Indemnification. Borrower shall indemnify Lender for any and all claims and liabilities, and for damages which may be awarded against or incurred by Lender, and for all reasonable attorney fees, legal expenses, and other out-of-pocket expenses arising from or related in any manner, directly or indirectly, to (a) Release of Hazardous Materials by Borrower located on, in, or under the Real Property; (b) any Environmental Condition caused by Borrower on, in, or under the Real Property; (c) Borrower’s violation of or non-compliance with any Environmental Health and Safety Law; and (d) any breach or violation of Section 5.9, and/or Section 6.18, of this Loan Agreement. The indemnification obligations of Borrower under this Section shall survive any reconveyance, release, or foreclosure of the Real Property and any transfer in lieu of foreclosure.
9.14    Interest on Expenses and Indemnification, Collateral, Order of Application. All reasonable out-of-pocket expenses, costs, attorney’s fees and legal expenses, amounts advanced in performance of obligations of Borrower, and indemnification amounts owing by Borrower to Lender under or pursuant to this Loan Agreement, the Note, and/or any Security Documents shall be due and payable upon demand. If not paid upon demand, all such obligations shall bear interest at the default rate provided in the Loan Documents from the date of disbursement until paid to Lender both before and after judgment. Lender is authorized to disburse funds under the Note for payment of all such obligations. Payment of all such obligations shall be secured by the Collateral and by the Security Documents. All payments and recoveries shall be applied to payment of the foregoing obligations, the Note, and all other amounts owing to Lender by Borrower in such order and priority as determined by Lender. Unless provided otherwise in the Note, payments on the Note shall be applied first to accrued interest and the remainder, if any, to principal.
9.15    Limitation of Consequential Damages. Lender and Lender's officers, directors, employees, representatives, agents, and attorneys, shall not be liable to Borrower for consequential damages arising from or relating to any breach of contract, tort, or other wrong in connection with the negotiation, documentation, administration or collection of the Loans.
9.16    Waiver and Release of Claims. Borrower (a) represents that, as of the date hereof, it has no defenses to or setoffs against any indebtedness or other obligations owing to Lender or Lender’s Affiliates (the “Liabilities”), nor claims against Lender or Lender’s Affiliates for any matter whatsoever, related or unrelated to the Liabilities, and (b) releases Lender and Lender’s Affiliates from all claims, causes of action, and costs, in law or equity, existing as of the date of this Loan Agreement, which Borrower has or may have by reason of any matter of any conceivable kind or character whatsoever, related or unrelated to the Liabilities, including the subject matter of this Loan Agreement. This provision shall not apply to claims for performance of express contractual obligations owing to Borrower by Lender or its Affiliates.
9.17    Revival Clause. If the incurring of any debt by Borrower or the payment of any money or transfer of property to Lender by or on behalf of Borrower should for any reason subsequently be determined to be “voidable” or “avoidable” in whole or in part within the meaning of any state or federal law (collectively “voidable transfers”), including, without limitation, fraudulent conveyances or preferential transfers under the United States Bankruptcy Code or any other federal or state law, and Lender is required to repay or restore any voidable transfers or the amount or any portion thereof, or upon the advice of Lender’s counsel is advised to do so, then, as to any such amount or property repaid or restored, including all reasonable costs, expenses, and attorney’s fees of Lender related thereto, the liability of Borrower shall automatically be revived, reinstated and restored and shall exist as though the voidable transfers had never been made.
9.18    Jury Trial and Class Action Waivers; Arbitration
(a)    Jury Trial and Class Action Waivers. As permitted by applicable law, Borrower and Lender each waive their respective rights to a trial before a jury in connection with any Dispute (as “Dispute” is hereinafter defined), and Disputes shall be resolved by a judge sitting without a jury. If a court determines that this provision is not enforceable for any reason and at any time prior to trial of the Dispute, but not later than 30 days after entry of the order determining this provision is unenforceable, any party shall be entitled to move the court for an order compelling arbitration and staying or dismissing such litigation pending arbitration (“Arbitration Order”). If permitted by applicable law, Borrower and Lender also waive the right to litigate in court or an arbitration proceeding any Dispute as a class action, either as a member of a class or as a representative, or to act as a private attorney general.
(b)    Arbitration. If a claim, dispute, or controversy arises between any of the parties with respect to this Agreement, related agreements, (all of the foregoing, a “Dispute”), and only if a jury trial waiver is not permitted by applicable law or ruling by a court, any party may require that the Dispute be resolved by binding arbitration before a single arbitrator at the request of any party. By agreeing to arbitrate a Dispute, each party is giving up any right it may have to a jury trial, as well as other rights it would have in court that are not available or are more limited in arbitration, such as the rights to discovery and to appeal.
Arbitration shall be commenced by filing a petition with, and in accordance with the applicable arbitration rules of, JAMS or National Arbitration Forum (“Administrator”) as selected by the initiating party. If the parties agree, arbitration may be commenced by appointment of a licensed attorney who is selected by the parties and who agrees to conduct the arbitration without an Administrator. Disputes include matters (i) relating to a deposit account, application for or denial of credit, enforcement of any of the obligations the parties have to each other, compliance with applicable laws and/or regulations, performance or services provided under any agreement by any party, (ii) based on or arising from an alleged tort or (iii) involving either parties’ employees, agents, affiliates, or assigns of a party. However, Disputes do not include the validity, enforceability, meaning, or scope of this arbitration provision, and such matters may be determined only by a court. If a third party is a party to a Dispute, the parties each will consent to including the third party in the arbitration proceeding for resolving the Dispute with the third party. Unless otherwise agreed by the parties, venue for the arbitration proceeding shall be in Salt Lake City, Utah.
After entry of an Arbitration Order, either party may commence arbitration. The moving party shall be under no obligation to commence arbitration and shall not in any way be adversely prejudiced by electing not to commence arbitration. The arbitrator (i) will hear and rule on appropriate dispositive motions for judgment on the pleadings, for failure to state a claim, or for full or partial summary judgment, (ii) will render a decision and any award applying applicable law, (iii) will give effect to any limitations period in determining any Dispute or defense, (iv) shall enforce the doctrines of compulsory counterclaim, res judicata, and collateral estoppel, if applicable, (v) with regard to motions and the arbitration hearing, shall apply rules of evidence governing civil cases, and (vi) will apply the law of the state specified in the agreement giving rise to the Dispute. Filing of a petition for arbitration shall not prevent any party from (i) seeking and obtaining from a court of competent jurisdiction (notwithstanding ongoing arbitration) provisional or ancillary remedies including but not limited to injunctive relief, property preservation orders, foreclosure, eviction, attachment, replevin, garnishment, and/or the appointment of a receiver, (ii) pursuing non-judicial foreclosure, or (iii) availing itself of any self-help remedies such as setoff and repossession. The exercise of such rights shall not constitute a waiver of the right to submit any Dispute to arbitration.
Judgment upon an arbitration award may be entered in any court having jurisdiction except that, if the arbitration award exceeds $4,000,000, any party shall be entitled to a de novo appeal of the award before a panel of three arbitrators. To allow for such appeal, if the award (including Administrator, arbitrator, and attorney’s fees and costs) exceeds $4,000,000, the arbitrator will issue a written, reasoned decision supporting the award, including a statement of authority and its application to the Dispute. A request for de novo appeal must be filed with the arbitrator within 30 days following the date of the arbitration award; if such a request is not made within that time period, the arbitration decision shall become final and binding. On appeal, the arbitrators shall review the award de novo based on the record of the original arbitration, meaning that they shall reach their own findings of fact and conclusions of law based on the evidence offered in the original arbitration (including evidence offered, but excluded by the original arbitrator) rather than deferring in any manner to the original arbitrator. Appeal of an arbitration award shall be pursuant to the rules of the Administrator or, if the 88Administrator has no such rules, then the JAMS arbitration appellate rules shall apply.
Arbitration under this provision concerns a transaction involving interstate commerce and shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. This arbitration provision shall survive any termination, amendment, or expiration of this Agreement. If the terms of this provision vary from the Administrator’s rules, this arbitration provision shall control.
(c)    Reliance. Each party (i) certifies that no one has represented to such party that the other party would not seek to enforce jury and class action waivers in the event of suit, and (ii) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers, agreements, and certifications in this section.

9.19    Consent to Utah Jurisdiction and Exclusive Jurisdiction of Utah Courts. Borrower acknowledges that by execution and delivery of the Loan Documents Borrower has transacted business in the State of Utah and Borrower voluntarily submits to, consents to, and waives any defense to the jurisdiction of courts located in the State of Utah as to all matters relating to or arising from the Loan Documents and/or the transactions contemplated thereby. EXCEPT AS EXPRESSLY AGREED IN WRITING BY LENDER AND EXCEPT AS PROVIDED IN THE ARBITRATION PROVISIONS ABOVE, THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF UTAH SHALL HAVE SOLE AND EXCLUSIVE JURISDICTION OF ANY AND ALL CLAIMS, DISPUTES, AND CONTROVERSIES, ARISING UNDER OR RELATING TO THE LOAN DOCUMENTS AND/OR THE TRANSACTIONS CONTEMPLATED THEREBY. NO LAWSUIT, PROCEEDING, OR ANY OTHER ACTION RELATING TO OR ARISING UNDER THE LOAN DOCUMENTS AND/OR THE TRANSACTIONS CONTEMPLATED THEREBY MAY BE COMMENCED OR PROSECUTED IN ANY OTHER FORUM EXCEPT AS EXPRESSLY AGREED IN WRITING BY LENDER.
9.20    Joint and Several Liability. Each Person included in the definition of “Borrower” shall be jointly and severally liable for all obligations and liabilities arising under the Loan Documents.
9.21    Notices. All notices or demands by any party to this Loan Agreement shall, except as otherwise provided herein, be in writing and shall be deemed to have been sufficiently given when personally delivered, deposited in the United States mail, by registered or certified mail, or deposited with a reputable overnight mail carrier which provides delivery of such mail to be traced, addressed as follows:

If to Lender: Zions First National Bank 1 South Main, Suite 300 Salt Lake City, UT 84111 Attn: Scott Bramhall	With a copy to: Callister Nebeker & McCullough 10 E South Temple, Ste. 900 Salt Lake City UT 84133 Attn: Nathan Scharton

If to Borrower:

LifeVantage Corporation
9785 S. Monroe St. #300
Sandy, UT 84070
Attn:

9.22    Counterparts. This Loan Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of which taken together shall constitute but one and the same instrument.
9.23    Disclosure of Financial and Other Information. Borrower hereby consents to Lender disclosing to any other lender who may participate in the Loan in accordance with this Agreement any and all information, knowledge, reports, and records, including, without limitation, financial statements, relating in any manner whatsoever to the Loan and Borrower.
9.24    USA Patriot Act Notification. The Lender hereby notifies Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow the Lender to identify Borrower in accordance with the Patriot Act.
9.25    Integrated Agreement and Subsequent Amendment. The Loan Documents constitute the entire agreement between the parties and may not be altered or amended except by written agreement signed by the applicable parties. PURSUANT TO UTAH CODE SECTION 25-5-4, BORROWER IS NOTIFIED THAT THESE AGREEMENTS ARE A FINAL EXPRESSION OF THE AGREEMENT BETWEEN LENDER and BORROWER AND THESE AGREEMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ALLEGED ORAL AGREEMENT.
9.26    Miscellaneous. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. All prior and contemporaneous agreements, arrangements and understandings between the parties hereto as to the subject matter hereof are, except as otherwise expressly provided herein, rescinded.
9.27    Confidentiality of Information The Lender shall use reasonable efforts to assure that information about the Borrower and its Subsidiaries and their operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, that is furnished to the Lender pursuant to the provisions hereof is used only for the purposes of this Agreement and any other relationship between such Lender and the Borrower and shall not be divulged to any Person other than the Lender, its Affiliates and their respective officers, directors, employees and agents, except: (a) to their attorneys and accountants; (b) in connection with the enforcement of the rights of the Lender hereunder and under the Loan Documents or otherwise in connection with applicable litigation; (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in Section 9.1; (d) if such information is generally available to the public other than as a result of disclosure by the Lender; (e) to any direct or indirect contractual counterparty in any hedging arrangement or such contractual counterparty’s professional advisor; (f) to any nationally recognized rating agency that requires information about the Lender’s investment portfolio in connection with ratings issued with respect to the Lender; and (g) as may otherwise be required or requested by any regulatory authority having jurisdiction over the Lender or by any applicable law, rule, regulation or judicial process, the opinion of the Lender’s counsel concerning the making of such disclosure to be binding on the parties hereto. Lender shall not incur any liability to the Borrower by reason of any disclosure permitted by this Section.
Signature Page(s) Follow

Dated as of the Effective Date.

LENDER: ZB, N.A., doing business as Zions First National Bank By: /s/ Scott Bramhall, Senior Vice President
BORROWER: LifeVantage Corporation, a Colorado corporation By: /s/ Mark Jaggi, Chief Financial Officer Lifeline Nutraceuticals Corporation, a Colorado corporation By: /s/ Mark Jaggi, Director

DISCLOSURE SCHEDULE
TO
LOAN AGREEMENT
by and among
Z.B., N.A., dba ZIONS FIRST NATIONAL BANK
and
LIFEVANTAGE CORPORATION

March 30, 2016

This Disclosure Schedule is delivered to the Lender (as defined herein) in connection with the execution of that certain Loan Agreement (the “Agreement”) dated March 30, 2016 by and between Z.B., N.A., dba Zions First National Bank (“Lender”), LifeVantage Corporation, a Colorado corporation (“LifeVantage”) and Lifeline Neutraceuticals Corporation, a Colorado corporation (collectively with LifeVantage, “Borrower” or the “Company”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.
This Disclosure Schedule shall be deemed incorporated into the Agreement to the same extent as though fully set forth in the Agreement. Certain information set forth in this Disclosure Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to the Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company in the Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense to any third party, as applicable. The section number headings in this Disclosure Schedule correspond to the section numbers in the Agreement and any information disclosed in any section of this Disclosure Schedule shall be deemed to be disclosed and incorporated into any other section of this Disclosure Schedule where the relevance of such disclosure is reasonably apparent on the face of such disclosure.
Any attachments or annexes delivered in connection with this Disclosure Schedule are incorporated by reference in and constitute a part of the Disclosure Schedule and the Disclosure Schedule is qualified in its entirety by reference to such attachments and annexes.

Schedule 5.5
Pending or Threatened Litigation.
Lifevantage Inc v. NuVerus International, Inc., District Court, Dallas County, 298th District, Civil No. DC-14-07370. The complaint alleges tortious interference of business relationships, tortious interference with business contracts and conspiracy to breach contracts. Trial was scheduled for November and has been rescheduled to April.

Mommies Work From Home v. Lifevantage, US District Court, District of Utah, Central Division, Civil No. 2:15-cv-00049-CW-BCW. The lawsuit alleges that LifeVantage breached and improperly terminated its distributor agreement with Mommies Work From Home, LLC (“MWFH”) and tortuously interfered with MWFH’s contractual relationship by withholding permission for MWFH to sell its distributorship. The LifeVantage has proposed a settlement arrangement which MWFH is now considering.

Lifevantage v. Domingo et al, US District Court, District of Utah, Central Division, Civil No. 2:13-cv-01037-JNP-PMW. The suit claims breach of contract, misappropriation of trade secrets, and temporary and permanent injunctive relief.   The suit alleges that Mr. Domingo used his influence and position as LiveVantage’s master distributor to entice other LifeVantage distributors to leave LifeVantage, disparage LifeVantage, and that he disclosed and misused the company’s confidential information.  LifeVantage is seeking monetary damages, injunctive relief, exemplary damages, costs and attorney’s fees. LifeVantage submitted a summary judgment motion in this matter.  The judge has vacated the trial date, scheduled to begin in May 2016, and is awaiting a decision on the Motion and new trial dates.

Backbone Worldwide Inc, et al v. Lifevantage Corporation, et al., District Court, Salt Lake, 3rd District, No. 110918426. Mr. Hedges initially claimed that he is entitled to all the monies he would have earned if his distributorship had not been terminated in 2010. LifeVantagemade a settlement offer which was never accepted and it expired per the rule. This matter is currently in discovery.  Mr. Hedges recently obtained new counsel and the discovery deadlines are being adjusted.

Jeunesse Global, LLC v. Jensen, US District Court, Middle District of Florida, Orlando Division, Civil No. 6:16-cv-00162-GAP-DAB. The complaint alleges breach of employment agreement, breach of separation agreement, misappropriation of trade secrets, and conversion.  LifeVantage believes that this matter is designed to be a distraction and that it has no merit.  This matter will go to mediation on June 28, 2016.  LifeVantage moved to have the matter moved into Federal Court.  Jeunesse has contested this motion and the parties are waiting the Federal Courts decision.

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Schedule 5.13
Subsidiaries

Name	State or Country of Incorporation
1. LifeLine Nutraceuticals Corporation	Colorado
2. LifeVantage Asia Pte. Ltd.	Singapore
3. LifeVantage Japan KK	Japan
4. LifeVantage Australia Pty. Ltd.	Australia
5. LifeVantage Hong Kong Limited	Hong Kong
6. Importadora LifeVantage	Mexico
7. LifeVantage de Mexico	Mexico
8. Servicios Administrativos para la importacion de Productos Body & Skin, S.C.	Mexico
9. LifeVantage Canada Ltd.	Canada
10. LifeVantage Commission Services Limited	Hong Kong
11. LifeVantage Philippines Corporation	Philippines
12. LifeVantage Singapore Pte. Ltd.	Singapore
13. lifeVantage (Thailand) Company Limited	Thailand

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Schedule 6.5
Liens for LifeVantage Corporation

File No.	Date	Secured Party	Title
2009F020787	03/09/2009 Continuation filed: 12/06/2013	DELL FINANCIAL SERVICES L.L.C.	UCC Financing Statement
20132090755	10/17/2013	TCW Special Situations, LLC as Collateral Agent	UCC Financing Statement*
Lien of TCW Special Situations, LLC as Collateral Agent in the Expense Deposit Cash Collateral (as defined in the payoff letter dated concurrently herewith between the Borrowers, TCW Special Situations, LLC, and certain other parties thereto).

Liens for Lifeline Nutraceuticals Corporation

File No.	Date	Secured Party	Title
20132090754	10/17/2013	TCW Special Situations, LLC as Collateral Agent	UCC Financing Statement*
Lien of TCW Special Situations, LLC as Collateral Agent in the Expense Deposit Cash Collateral (as defined in the payoff letter dated concurrently herewith between the Borrowers, TCW Special Situations, LLC, and certain other parties thereto).

*To be paid off at closing.

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